 Exhibit 99.1: Actual Sale Price of Shares Sold Tuesday, August 26, 2003 (Table I, Line 2)

11,800 shares at $23.40
3,300 shares at $23.41
1,000 shares at $23.42
400 shares at $23.43
300 shares at $23.44
97,200 shares at $23.45
1,200 shares at $23.46
1,400 shares at $23.47
600 shares at $23.48
600 shares at $23.49
100 shares at $23.50
1,900 shares at $23.52
1,000 shares at 23.53
4,200 shares at 23.55